     As filed with the Securities and Exchange Commission on June 15, 2004
                                                   Registration No. 333-115040
================================================================================

                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549
                           --------------------------
                         Pre-Effective Amendment No. 1

                                       to
                                    FORM S-3

                        REGISTRATION STATEMENT UNDER THE
                             SECURITIES ACT OF 1933
                           --------------------------
                           OMNI ENERGY SERVICES CORP.
             (Exact name of registrant as specified in its charter)

               LOUISIANA                                          72-1395273
    (State or other jurisdiction of                            (I.R.S. Employer
     incorporation or organization)                          Identification No.)

                            4500 NE EVANGELINE THWY.
                            CARENCRO, LOUISIANA 70520
                                 (337) 896-6664
       (Name,address, including zip code, and telephone number, including area code, of registrant's principal executive offices)

   G. DARCY KLUG                                WITH COPY TO: DAVID F. TAYLOR
   OMNI ENERGY SERVICES CORP                    LOCKE LIDDELL & SAPP LLP
   4500 NE EVANGELINE THWY.                     600 TRAVIS, 32ND FLOOR
   CARENCRO, LOUISIANA  70520                   HOUSTON, TEXAS  77002
   TELEPHONE: (337) 896-6664                    TELEPHONE: (713) 226-1496
   FAX: (337) 896-9067                          FAX: (713) 223-3717

 (Name, address, including zip code, and telephone number, including area code, of agent for service)

        APPROXIMATE DATE OF COMMENCEMENT OF PROPOSED SALE TO THE PUBLIC:
     From time to time after this registration statement becomes effective.

         If the only securities being registered on this Form are being offered pursuant to dividend or interest reinvestment plans, please check the following box. [ ]

         If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, other than securities offered only in connection with dividend or reinvestment plans, please check the following box. [X]

         If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [ ]

         If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [ ]

         If delivery of the prospectus is expected to be made pursuant to Rule 434, please check the following box. [ ]
                           --------------------------

                         CALCULATION OF REGISTRATION FEE

                                                                    PROPOSED MAXIMUM      PROPOSED MAXIMUM
        TITLE OF EACH CLASS OF                 AMOUNT TO BE        OFFERING PRICE PER    AGGREGATE OFFERING        AMOUNT OF
     SECURITIES TO BE  REGISTERED             REGISTERED (1)           SHARE (2)             PRICE (2)         REGISTRATION FEE
-------------------------------------------------------------------------------------------------------------------------------
Common Stock, $0.01 par value per share    5,012,237 shares (3)         $6.255              $31,351,542           $3,973 (4)
-------------------------------------------------------------------------------------------------------------------------------

(1) Also registered hereby are such additional and indeterminable number of shares as may be issuable due to adjustments for changes resulting from stock dividends, stock splits and similar changes.

(2) Estimated solely for the purpose of calculating the registration fee pursuant to Rule 457(c) under the Securities Act of 1933, based on the average of the high and low prices per share of the Common Stock as reported on the Nasdaq National Market on April 27, 2004.

(3) All 5,012,237 shares registered pursuant to this registration statement are to be offered by the selling shareholders following (i) the conversion of the 6.5% Convertible Debentures issued on February 12, 2004, (ii) the conversion of the 6.5% Convertible Debentures issued on April 15, 2004, (iii) the exercise of the Series A Warrants issued on February 12, 2004, (iv) the exercise of the Series B Warrants issued on February 12, 2004, and (v) the exercise of the Warrants issued on April 15, 2004. This registration statement covers a contractually agreed upon number of shares of common stock equal to 150% of the total number of shares of common stock that are initially issuable: (i) upon conversion of the 6.5% Convertible Debentures issued on February 12, 2004, (ii) upon conversion of the 6.5% Convertible Debentures issued on April 15, 2004, (iii) upon the exercise of the Series A Warrants issued on February 12, 2004, (iv) upon the exercise of the Series B Warrants issued on February 12, 2004, and (v) upon the exercise of the Warrants issued on April 15, 2004.

(4) Previously paid in connection with the filing of the Form S-3 on April 30, 2004.

         THE REGISTRANT HEREBY AMENDS THIS REGISTRATION STATEMENT ON SUCH DATE OR DATES AS MAY BE NECESSARY TO DELAY ITS EFFECTIVE DATE UNTIL THE REGISTRANT SHALL FILE A FURTHER AMENDMENT WHICH SPECIFICALLY STATES THAT THIS REGISTRATION STATEMENT SHALL BECOME EFFECTIVE IN ACCORDANCE WITH SECTION 8(a) OF THE SECURITIES ACT OF 1933, OR UNTIL THE REGISTRATION STATEMENT SHALL BECOME EFFECTIVE ON SUCH DATE AS THE COMMISSION, ACTING PURSUANT TO SAID SECTION 8(a), MAY DETERMINE.

         THE INFORMATION IN THIS PROSPECTUS IS NOT COMPLETE AND MAY BE CHANGED. THE SELLING SHAREHOLDERS MAY NOT SELL THESE SECURITIES UNTIL THE REGISTRATION STATEMENT FILED WITH THE SECURITIES AND EXCHANGE COMMISSION IS EFFECTIVE. THIS PROSPECTUS IS NOT AN OFFER TO SELL THESE SECURITIES AND IT IS NOT SOLICITING AN OFFER TO BUY THESE SECURITIES IN ANY STATE WHERE THE OFFER OR SALE IS NOT PERMITTED.

                   Subject to completion, dated June 15, 2004

PROSPECTUS

                           OMNI ENERGY SERVICES CORP.
                                  COMMON STOCK

         This prospectus relates to 5,012,237 outstanding shares of our common stock, which amount is equal to 150% of the total of (i) 1,398,602 shares of our common stock that may be sold by the selling shareholders following conversion of $10,000,000 aggregate principal amount of our 6.5% Convertible Debentures due February 12, 2007, (ii) 701,389 shares of our common stock that may be sold by the selling shareholders following the conversion of $5,050,000 aggregate principal amount of our 6.5% Convertible Debentures due April 15, 2007, (iii) 700,000 shares of our common stock that may be sold by the selling shareholders following exercise of our Series A Warrants issued February 12, 2004, (iv) 390,000 shares of our common stock that may be sold by the selling shareholders following exercise of our Series B Warrants issued February 12, 2004, and (v) 151,500 shares of our common stock that may be sold by the selling shareholders following exercise of our Warrants issued April 15, 2004. Pursuant to the registration rights agreement that we entered into with the selling shareholders, we are registering 150% of this total to cover resales of additional shares that may be issuable upon (i) conversion of the debentures due to adjustments of the conversion price, (ii) issuances of shares as payment of interest due under the debentures, (iii) issuances of shares as payment upon exercise of the put option under the debentures and/or (iv) exercise of the warrants due to subdivision or combination of our common stock.

         The selling shareholders may from time to time offer all or a portion of these shares of common stock through public or private transactions on the Nasdaq National Market or such other securities exchange on which our common stock is traded at the time of the sale. The selling shareholders may sell these shares of common stock at prevailing market prices or at privately negotiated prices either directly or through agents, broker dealers or otherwise. You may find more information concerning how the selling shareholders may sell these shares under the caption "Plan of Distribution."

         Each selling shareholder may be deemed to be an "underwriter" as such term is defined in the Securities Act of 1933, as amended (the "Securities Act"), and any commissions paid or discounts or concessions allowed to any such person and any profits received on resale of the securities offered hereby may be deemed to be underwriting compensation under the Securities Act.

         The selling shareholders will receive all of the net proceeds from the sale of the shares of common stock offered by this prospectus. We are paying all of the expenses of registration incurred in connection with this offering, but the selling shareholders will pay all selling and other expenses.

         Our common stock is traded on the Nasdaq National Market under the symbol "OMNI." On June 14, 2004, the last reported sale price of our common stock on the Nasdaq National Market was $4.40 per share.

         SEE "RISK FACTORS" BEGINNING ON PAGE 2 FOR INFORMATION THAT YOU SHOULD CONSIDER BEFORE PURCHASING THESE SHARES.

         NEITHER THE SECURITIES AND EXCHANGE COMMISSION NOR ANY STATE SECURITIES COMMISSION HAS APPROVED OR DISAPPROVED THESE SECURITIES OR PASSED ON THE ADEQUACY OR ACCURACY OF THIS PROSPECTUS AND ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

               THIS DATE OF THIS PROSPECTUS IS ___________, 2004.

                           FORWARD-LOOKING STATEMENTS

         Certain statements included in this prospectus and in the documents that we have incorporated by reference that are not historical facts are intended to be "forward-looking statements." Forward-looking statements in this prospectus are made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. Such forward-looking statements may include statements that relate to:

         - our business plans or strategies, and projected or anticipated benefits or other consequences of such plans or strategies;

         -        our objectives;

         - projected and anticipated benefits from future or past acquisitions; and

         - projections involving anticipated capital expenditures or revenues, earnings or other aspects of capital projects or operating results.

         Forward-looking statements generally can be identified by the use of words such as "may," "will," "expect," "intend," "estimate," "anticipate" or "believe" or similar language.

         Forward-looking statements are not guarantees of future performance and all phases of our operations are subject to a number of uncertainties, risks and other influences, many of which are beyond our control. Any one of such influences, or a combination, could materially affect the results of our operations and the accuracy of the forward-looking statements that we make.

         You are cautioned that all forward-looking statements involve risks associated with OMNI's dependence on activity in the oil and gas industry, labor shortages, international expansion, dependence on significant customers, seasonality and weather risks, competition, technological evolution and other risks detailed in our filings with the Securities and Exchange Commission. Additional important factors that could cause actual results to differ materially from the anticipated results or other expectations expressed in our forward-looking statements are discussed under the caption "Risk Factors" below. You are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date that they are made. We undertake no obligation to publicly update our forward-looking statements.

                                  RISK FACTORS

         You should carefully consider the following risk factors, in addition to the other information set forth or incorporated by reference in this prospectus, before purchasing shares of our common stock. Each of these risk factors could adversely affect our business, operating results and financial condition, and also adversely affect the value of an investment in our common stock.

BECAUSE OUR BUSINESS DEPENDS ON THE LEVEL OF DEVELOPMENTAL CONSTRUCTION BY OIL AND GAS COMPANIES, VOLATILITY IN THAT INDUSTRY MAY ADVERSELY AFFECT THE DEMAND FOR OUR SERVICES.

The demand for our services depends on the level of capital expenditures by oil and gas companies for developmental construction and these expenditures are critical to our operations. The levels of such capital expenditures are influenced by:

         - oil and gas prices and industry perceptions of future price levels;

         - the cost of exploring for, producing and delivering oil and gas;

         -        the ability of oil and gas companies to generate capital;

         -        the sale and expiration dates of leases in the United States;

         -        the availability of current geophysical data;

         -        the discovery rate of new oil and gas reserves;

         -        changing tax laws and oil and gas regulations; and

         -        local and international political and economic conditions.

Historically, the volatility of oil and gas prices and other factors have resulted in substantial fluctuations in the level of exploration and developmental activity. A prolonged low level of activity in the oil and gas industry will likely depress development activity, adversely affecting the demand for our products and services and our financial condition and results of operations.

OUR FINANCIAL HISTORY INDICATES THAT OUR RECENT PROFITABILITY MAY NOT BE SUSTAINABLE.

Recently, we have experienced annual net incomes. However, our past financial history reflects annual net losses. While we hope to continue to generate increased revenues and profitability, any such increase may not be sustainable or indicative of future results of operations, which as discussed in the previous risk factor, are significantly linked to industry factors beyond our control. If the results of our continuing efforts to improve profitability, increase our cash flow and strengthen our balance sheet do not meet or exceed the expectations of our investors or stock analysts, the price of our common stock will suffer.

THE GROWTH OF OUR BUSINESS HAS PRESENTED US WITH ORGANIZATIONAL CHALLENGES, WHICH MAY HAVE A MATERIAL ADVERSE EFFECT ON OUR FINANCIAL CONDITION AND RESULTS OF OPERATIONS IF NOT MANAGED SUCCESSFULLY.

Our increased size and the anticipated growth of our business will demand increased responsibility for management personnel. The following factors could present difficulties to us:

         - the integration of the operations of American Helicopters, Inc., which will include the integration of management personnel with no history of working together;

         - the increased administrative burdens associated with the increased size of our operations;

         - the increased logistical problems of large, expansive operations; and

         - the reduced size of our executive-level personnel in relation to the increased size of our business.

If we do not manage these potential difficulties successfully, they could have a material adverse effect on our financial condition and results of operations.

THE DANGERS INHERENT IN OUR OPERATIONS AND THE POTENTIAL LIMITS ON INSURANCE COVERAGE FOR CERTAIN RISKS COULD EXPOSE US TO POTENTIALLY SIGNIFICANT LIABILITY.

Our seismic operations are subject to risks or injury to personnel and loss of equipment. Our crews often conduct operations in extreme weather, in difficult terrain that is not easily accessible, and under other hazardous conditions. In addition, our aviation operations are subject to numerous hazards inherent in the operation of helicopters and airplanes. These hazards include adverse weather conditions, crashes, explosions, collisions and fires, all of which may result in injury to personnel or loss of equipment. We maintain what we believe is prudent insurance protection. However, we cannot assure that our insurance will be sufficient or effective under all circumstances. A successful claim for which we are not fully insured may have a material adverse effect on our revenues and profitability. We do not carry business interruption insurance with respect to our operations.

BECAUSE WE ARE SMALLER THAN MANY OF OUR COMPETITORS, WE MAY BE LESS ABLE TO ADAPT TO THE INTENSE PRICE COMPETITION THAT IS COMMON IN THE SEISMIC CONTRACTOR INDUSTRY.

We compete with several other providers of seismic drilling, helicopter support, permitting and survey services. Competition among seismic contractors historically has been and will continue to be intense. Competitive factors have in recent years included the cost of providing services, cost of capital, crew experience, equipment availability, technological expertise and reputation for quality and dependability. Additionally, in certain geographical areas, some of our competitors operate more crews than we do and have substantially greater financial and other resources. These operators could enjoy an advantage over us if the competitive environment for contract awards shifts to one characterized principally by intense price competition. Competition could result in price reductions, reduced profitability and loss of market share.

OUR OPERATIONS MAY BE REDUCED DURING TIMES OF COLD OR STORMY WEATHER.

Due to exposure to weather patterns, we generally experience higher drilling activity in the spring, summer and fall months with the lowest activity in winter months, especially with respect to our operations in the mountainous regions of the Western United States. The seasonality of oil and gas industry activity in the Gulf Coast region also affects our operations. The rainy weather, hurricanes and other storms prevalent in the Gulf of Mexico and along the Gulf Coast throughout the year may negatively impact our operations. Because our cash flows are seasonal, we may face temporary funding shortfalls from time to time. As a result, full-year results are not likely to be a direct multiple of any particular quarter or combination of quarters. This seasonality causes our operating results to vary significantly from quarter to quarter.

IF WE ARE UNABLE TO RETAIN KEY PERSONNEL, THE LIKELIHOOD OF OUR EXPANSION PLAN SUCCEEDING WILL BE REDUCED.

Our success depends on, among other things, the continued implementation of our expansion and other strategic plans. Our officers and personnel have extensive experience in the domestic and international oilfield supply industry that is crucial to the implementation of our expansion plan. The loss of the services of any one of these persons could impact adversely our ability to implement our expansion strategy. The employment agreement of our Chief Executive Officer expires June 30, 2004. We do not have employment agreements with any other key executive officers.

OUR OPERATIONS ARE CONDUCTED IN THE HEAVILY REGULATED SEISMIC AND AVIATION INDUSTRIES, AND WE MAY INCUR ADDITIONAL EXPENDITURES IN ORDER TO COMPLY WITH NEWLY ENACTED REGULATIONS OR FUTURE ACTIONS OF OUR REGULATORS.

Our seismic and aviation operations are subject to extensive governmental regulation. These laws and regulations govern, among other things, operations in wetlands, the handling of explosives and the operation of commercial aircraft. Our cost of compliance with such laws has to date been immaterial; however, such laws are changed frequently. We are also required by various governmental agencies to obtain certain permits, licenses and certificates. The loss by us of any of the licenses required for our operation could have a material adverse effect on our operations.

THE SEISMIC DATA INDUSTRY HAS A HISTORY OF RAPID TECHNOLOGICAL ADVANCEMENT, AND WE MAY BE REQUIRED TO MAKE SUBSTANTIAL UNBUDGETED CAPITAL EXPENDITURES TO ACQUIRE NEW OPERATING ASSETS IN ORDER TO REMAIN COMPETITIVE.

The development of seismic data acquisition and processing equipment has been characterized by rapid technological advancements in recent years, and this trend may continue. Manufacturers of seismic equipment may develop new systems that have competitive advantages over systems now in use that could render our current equipment obsolete or require us to make significant unplanned capital expenditures to maintain our competitive position. Under such circumstances, there can be no assurance that we would be able to obtain necessary financing on favorable terms.

THE LOSS OF ONE OR MORE OF OUR LARGE EXISTING CUSTOMERS COULD HAVE A MATERIAL ADVERSE EFFECT ON OUR BUSINESS AND OPERATIONS.

We derive a significant amount of our revenue from a small number of geophysical companies. For example, our largest customers (those which individually accounted for more than 10% of revenue in a given year, listed alphabetically) collectively accounted for 71% (Grant Geophysical, Quantum Geophysical and Western Geophysical), 84% (Veritas DGC and Western Geophysical) and 71% (Quantum Geophysical, Seismic Exchange, and Veritas DGC) of revenue for fiscal 2001, 2002 and 2003, respectively. While we expect oil and gas companies utilizing our aviation services will, eventually, comprise a greater share of our revenue base, we, currently, derive a significant amount of our revenue from a small number of large geophysical companies and independent oil and gas operators. Our loss of one of these significant customers, if not offset by sales to new or other existing customers, could have a material adverse effect on our business and operations. Loss of any significant client can seriously harm our business.

WE ARE THE SUBJECT OF A LAWSUIT THAT, IF DECIDED AGAINST US, COULD HAVE AN ADVERSE EFFECT ON OUR FINANCIAL CONDITION, RESULTS OF OPERATIONS AND CASH FLOWS.

On February 13, 2004, we commenced litigation against a former director, Advantage Capital Partners ("ACP") and their respective insurers in the Civil District Court for the Parish of Orleans in the State of Louisiana. The suit requests the court to determine our right under the Company's Articles of Incorporation, as amended, to redeem the Series A 8% Convertible Preferred Stock rather than to convert the shares into common stock. Furthermore, to the extent the court determines we did not have a right to redeem, rather than convert, the Series A Preferred Stock, the suit requests the court to determine that the Unanimous Consent of the Board of Directors entered into on November 7, 2000 which, among other things, reduced the conversion price of the Series A Preferred Stock from $2.50 to $0.75 (pre-split), is null and void and without effect because it was accomplished by the defendants in violation of fiduciary duties and/or public policy and Louisiana law. There is no guarantee that the Company will be successful in its claim.

On March 26, 2004, ACP and its affiliates filed a lawsuit in the United States District Court, Eastern District of Louisiana against us and certain of our executive officers. ACP and its affiliates are alleging violation of federal securities laws and breach of state law fiduciary duties related to the redemption of certain shares of our Series A Preferred Stock and Series B Preferred Stock. ACP and its affiliates are claiming damages of approximately $30 million. We have agreed to indemnify our officers in this matter. This lawsuit presents risks inherent in litigation including continuing expenses, risks of loss, additional claims, and attorney fee liability. If this lawsuit is decided against us, it could adversely affect our financial condition, results of operations and cash flows.

                       WHERE YOU CAN FIND MORE INFORMATION

         We file annual, quarterly and current reports, proxy statements and other information with the Securities and Exchange Commission, or SEC. You may read and copy any document we file at the SEC's public reference room at 450 Fifth Street, N.W., Washington, D.C. 20549. Please call the SEC at 1-800-SEC-0330 for more information about the public reference room. Our filings are also available over the Internet at the SEC's website at http://www.sec.gov.

         This prospectus is part of a registration statement that we have filed with the SEC to register the securities offered by this prospectus. The registration statement contains additional information about us and our securities. You may inspect the registration statement and exhibits at the SEC's public reference room or at the SEC's website.

         The SEC allows us to "incorporate by reference" the information we file with it, which means that we can disclose important information to you by referring to those documents. The documents we incorporate by reference are considered to be part of this prospectus, and later information that we file with the SEC will automatically update and supersede this incorporated information.

         We incorporate by reference the documents listed below:

         - Our annual report on Form 10-K for the fiscal year ended December 31, 2003 (filed with the SEC on March 30, 2004) as amended by Amendment No. 1 on Form 10-K/A filed with the SEC on April 29, 2004 and Amendment No. 2 on Form 10-K/A filed with the SEC on June 15, 2004.

         - Our quarterly report on Form 10-Q for the fiscal quarter ended March 30, 2004 (filed with the SEC on May 17, 2004).

         - Our current reports on Form 8-K filed with the SEC on February 13, 2004, April 16, 2004, April 19, 2004 and June 10, 2004
                  as amended by the Form 8-K/A filed with the SEC on June 14, 2004.

         - The description of our common stock set forth in our registration statement on Form 8-A, filed with the SEC on November 17, 1997; and

         - All documents filed by us with the SEC pursuant to Sections 13(a), 14 and 15(d) of the Securities Exchange Act of 1934 (the "Exchange Act") after the date of this prospectus and prior to the termination of this offering.

         We also disclose information about us through current reports on Form 8-K that are furnished to the SEC to comply with Regulation FD. This information disclosed in these reports is not considered to be "filed" for purposes of
Section 18 of the Securities Exchange Act of 1934, is not subject to the liabilities of that section and is not incorporated by reference herein.

         At your request, we will provide you with a free copy of any of these filings (except for exhibits, unless the exhibits are specifically incorporated by reference into the filing). You may request copies by writing or telephoning us at:

                           OMNI Energy Services Corp.
                            4500 NE Evangeline Thwy.
                            Carencro, Louisiana 70520
                               Attn: G. Darcy Klug
                                 (337) 896-6664

                                   THE COMPANY

         We are an oilfield service company specializing in providing an integrated range of (i) onshore seismic drilling, permitting, survey and helicopter support services to geophysical companies operating in logistically difficult and environmentally sensitive terrain and (ii) helicopter transportation services to oil and gas companies operating primarily in the shallow waters of the Gulf of Mexico. We operate in two business divisions - Seismic Drilling and Aviation Services.

         The principal market of our Seismic Drilling division is the marsh, swamp, shallow water and contiguous dry land areas along the U.S. Gulf Coast (the "Transition Zone"), primarily in Louisiana and Texas. In 1997, we commenced operations in the mountainous regions of the Western United States. In 2003, we initiated seismic drilling activities in various Transition Zone regions of Mexico. We previously operated in Canada and South America but, in 1999, we ceased these international operations pending improvements in these specific markets.

         We own and operate a fleet of specialized seismic drilling and transportation equipment for use in the Transition Zone. We believe we are the only company that currently can both provide an integrated range of seismic drilling, permitting, survey and helicopter support services in all of the varied terrain of the Transition Zone and simultaneously support operations for multiple, large-scale seismic projects. In February 2002, we acquired all of the assets of AirJac Drilling, a division of Veritas Land DGC.

         We operate a fleet of 29 company-owned, leased and customer-owned helicopters, and one fixed-wing aircraft, from bases or heliports located in the Gulf Coast regions of Louisiana and Texas. Our land-based aviation customers are primarily geophysical companies operating in various regions of the United States. Our offshore aviation customers include oil and gas companies operating primarily in the shallow waters of the Gulf of Mexico. We maintain and operate certain customer-owned aircraft providing air medical transportation services for hospitals and medical programs in various counties of East Texas. The aircraft dedicated to this operation are specifically outfitted to accommodate emergency patients and emergency medical equipment. We also maintain an inventory of aviation maintenance parts, turbine engines and other miscellaneous flight equipment used in connection with providing aviation services to our customers. In November 2003, we acquired American Helicopters, Inc. ("AHI").

         We are a Louisiana corporation, and the mailing address of our executive offices is 4500 NE Evangeline Thwy., Carencro, Louisiana 70520. Our telephone number is (337) 896-6664.

                                 RECENT EVENTS

         On May 27, 2004, we announced that we had entered into an agreement to acquire Trussco, Inc. ("Trussco") for approximately $12.6 million in cash, promissory notes, assumption of certain long-term debt and other purchase price adjustments. Headquartered in Lafayette, Louisiana, Trussco is a leading provider of dock-side and offshore tank, vessel, boat and barge cleaning principally to major and independent oil and gas companies operating in the Gulf of Mexico. Trussco operates from base locations in Louisiana and Texas. Final closing is expected on or before June 30, 2004, after satisfactory completion of due diligence. The proposed acquisition is subject to approval by our Board of Directors, receipt of necessary governmental agency consents and third party approvals including our senior lender and Trussco's stockholders.

                                 USE OF PROCEEDS

         All of the shares of common stock offered hereby are being offered by the selling shareholders, who will receive all proceeds from such sales. We will not receive any proceeds from the sale of shares of common stock offered by the selling shareholders. We will receive as the exercise price of the warrants described above up to $9,683,500 if the selling shareholders exercise all of their warrants. We cannot be certain that any or all of the warrants will be exercised. Any proceeds from the exercise of the warrants are not proceeds from this offering. We expect to use any proceeds from the exercise of the warrants for working capital purposes. Pending such uses, we will invest any proceeds, in short term, investment grade, interest bearing securities.

                              SELLING SHAREHOLDERS

         This prospectus relates to the offering and sale, from time to time, of up to 5,012,237 shares of our common stock by the shareholders named in the table below, which number of shares represents 150% of the number of shares that could initially be issued upon conversion of the debentures and exercise of the warrants. Pursuant to the registration rights agreement that we entered into with the selling shareholders, we are registering 150% of this total to cover resales of shares that may be (i) issued upon conversion of the debentures, whether based on the current conversion price or due to adjustments of the conversion price, (ii) issued as payment of interest due under the debentures,
(iii) issued as payment upon exercise of the put option under the debentures and/or (iv) issued upon exercise of the warrants due to subdivision or combination of our common stock. All of the selling shareholders acquired the debentures and warrants directly from us in private transactions. Any issuance of shares of common stock (i) upon conversion of the debentures, (ii) exercise of the warrants, (iii) as payment of interest due under the debentures and (iv) upon exercise by the holders of the put option under the debentures will be made pursuant to a private transaction.

         Pursuant to an Amended and Restated Registration Rights Agreement, dated as of April 15, 2004, by and among us and the selling shareholders, we have granted the selling shareholders certain registration rights with respect to the shares of our common stock to be issued upon conversion of the debentures and exercise of the warrants. The table below sets forth certain information, as of June 11, 2004 and as adjusted to reflect the sale of the shares offered hereby, regarding the beneficial ownership of our common stock by all of the selling shareholders. The information set forth below is based on information provided by the selling shareholders. None of the selling shareholders has had a material relationship with us or any of our predecessors or affiliates within the past three years, other than as a result of ownership of our shares.

         The selling shareholders may from time to time offer the shares of common stock offered by this prospectus. The following table assumes that the selling shareholders (i) have converted all of the debentures and exercised all of the warrants held by them, (ii) sell all of the shares offered by them in offerings pursuant to this prospectus, and (iii) neither dispose of nor acquire any additional shares. We do not know when or in what amounts the selling shareholders may offer shares for resale and we cannot assure you that the selling shareholders will sell any or all of the shares offered by this prospectus.

                                                                                                                PERCENTAGE OF
                                          NUMBER OF      PERCENTAGE OF                                           OUTSTANDING
                                           SHARES         OUTSTANDING                            NUMBER OF      COMMON STOCK
                                        BENEFICIALLY      COMMON STOCK         NUMBER OF          SHARES        BENEFICIALLY
                                         OWNED PRIOR      BENEFICIALLY          SHARES         BENEFICIALLY     OWNED IF ALL
                                           TO THE        OWNED PRIOR TO       COVERED BY        OWNED AFTER    OFFERED SHARES
        SELLING SHAREHOLDERS             OFFERING(1)    THE OFFERING (2)    THIS PROSPECTUS    THE OFFERING       ARE SOLD
------------------------------------    ------------    ----------------    ---------------    ------------    --------------
Provident Premier Master Fund Ltd.         1,249,893                 9.9%         1,249,893(3)            0                 0

Portside Growth and Opportunity Fund       1,249,893                 9.9%         1,249,893(4)            0                 0

Manchester Securities Corp.                2,499,784                18.0%         2,499,784(5)            0                 0

Gemini Master Fund, Ltd.                      12,667                 0.1%            12,667(6)            0                 0
                                        ------------    ----------------    ---------------    ------------    --------------
                          Total            5,012,237                30.5%         5,012,237               0                 0%
                                        ============    ================    ===============    ============    ==============

--------------------------

(1) This number reflects 150% of the number of shares initially issuable upon conversion of the debentures and exercise of the warrants. This number of shares are being registered to cover additional shares that may be issuable upon (i) conversion of the debentures due to adjustments of the conversion price, (ii) issuances of shares as payment of interest due under the debentures, (iii) issuances of shares as payment upon exercise of the put option under the debentures and/or (iv) exercise of the warrants due to subdivision or combination of our common stock.

(2) Calculated based on Rule 13d-3(d)(1)(i) of the Exchange Act using 11,393,641 shares of our common stock outstanding as of May 31, 2004. In calculating this amount, we treated as outstanding the number of shares of common stock issuable upon exercise of all of that particular selling shareholder's warrants or conversion of that particular selling shareholder's debenture. However, we did not assume the exercise of any other selling shareholder's warrants or conversion of any other selling shareholder's debentures.

(3) Represents 150% of (i) the 349,650 shares issuable upon conversion of $2.5 million in the 6.5% Convertible Debentures, issued February 12, 2004, at a conversion price of $7.15, (ii) the 173,611 shares issuable upon conversion of $1.25 million in the 6.5% Convertible Debentures, issued April 15, 2004, at a conversion price of $7.20, (iii) the 175,000 shares issuable upon the exercise of the Series A Warrants issued February 12, 2004, (iv) the 97,500 shares issuable upon the exercise of the Series B Warrants, issued February 12, 2004, and (v) the 37,500 shares issuable upon exercise of the Warrants, issued April 15, 2004, owned by the selling shareholder. The Investment Advisor to Provident Premier Master Fund Ltd. is Gemini Investment Strategies, LLC. The Managing Members of Gemini Investment Strategies, LLC are Messrs. Steven W. Winters and Richard S. Yakomin. As such, Messrs. Winters and Yakomin may be deemed beneficial owners of the shares. Messrs. Winters and Yakomin, however, disclaim beneficial ownership of such shares.

(4) Represents 150% of (i) the 349,650 shares issuable upon conversion of $2.5 million in the 6.5% Convertible Debentures, issued February 12, 2004, at a conversion price of $7.15, (ii) the 173,611 shares issuable upon conversion of $1.25 million in the 6.5% Convertible Debentures, issued April 15, 2004, at a conversion price of $7.20, (iii) the 175,000 shares issuable upon the exercise of the Series A Warrants, issued February 12, 2004, (iv) the 97,500 shares issuable upon the exercise of the Series B Warrants, issued February 12, 2004, and (v) the 37,500 shares issuable upon exercise of the Warrants, issued April 15, 2004, owned by the selling shareholder. The Investment Advisor to Portside Growth and Opportunity Fund is Ramius Capital Group, LLC. The Managing Member of Ramius Capital Group, LLC is C4S & Co., LLC, the Managing Members of which are Peter Cohen, Morgan Stark, Thomas Strauss and Jeffrey Solomon. As such, Messrs. Cohen, Stark, Strauss and Solomon may be deemed beneficial owners of the shares. Messrs. Cohen, Stark, Strauss and Solomon therefore disclaim beneficial ownership of such shares.

(5) Represents 150% of (i) the 699,301 shares issuable upon conversion of $5.0 million in the 6.5% Convertible Debentures, issued February 12, 2004, at a conversion price of $7.15, (ii) the 347,222 shares issuable upon conversion of $2.5 million in 6.5% Convertible Debentures, issued April 15, 2004, at a conversion price of $7.20, (iii) the 350,000 shares issuable upon the exercise of the Series A Warrants, issued February 12, 2004, (iv) the 195,000 shares issuable upon the exercise of the Series B Warrants, issued February 12, 2004, and (v) the 75,000 shares issuable upon the exercise of the Warrants, issued April 15, 2004, owned by the selling shareholder. Manchester Securities Corp. is a wholly-owned subsidiary of Elliott Associates, L.P. Paul E. Singer and Elliott Capital Advisors, L.P., which is controlled by Mr. Singer, are the general partners of Elliott Associates, L.P.

(6) Represents 150% of (i) the 6,945 shares issuable upon conversion of $50,000 in the 6.5% Convertible Debentures, issued April 15, 2004, at a conversion price of $7.20, and (ii) 1,500 shares issuable upon exercise of the Warrants, issued April 15, 2004, owned by the selling shareholder. The Investment Advisor to Gemini Master Fund, Ltd. is Gemini Investment Strategies, LLC. The Managing Members of Gemini Investment Strategies, LLC are Messrs. Steven W. Winters and Richard S. Yakomin. As such, Messrs. Winters and Yakomin may be deemed beneficial owners of the shares. Messrs. Winters and Yakomin, however, disclaim beneficial ownership of such shares.

         The selling shareholders listed in the above table may have sold or transferred, in transactions exempt from the registration requirements of the Securities Act, some or all of their warrants or the underlying common stock since the date on which the information in the above table is presented. Information about the selling shareholders may change over time. Any changed information will be set forth in prospectus supplements.

         On February 12, 2004, we sold to Provident Premier Master Fund Ltd. and Portside Growth and Opportunity Fund each, (i) $2,500,000 in principal amount of 3-year, 6.5% fixed rate, Convertible Debentures that are convertible into shares of our common stock at an initial conversion price of $7.15, (ii) 1-year common stock Series A Warrants to purchase an aggregate of 175,000 shares of common stock at an initial exercise price of $7.15 per share and (iii) 5-year common stock Series B Warrants to purchase an aggregate of 97,500 shares of common stock at an initial exercise price of $8.50 per share. In addition, we sold to Manchester Securities Corp. (i) $5,000,000 in principal amount of 3-year, 6.5% fixed rate, Convertible Debentures that are convertible into shares of our common stock at an initial conversion price of $7.15, (ii) 1-year common stock Series A Warrants to purchase an aggregate of 350,000 shares of common stock at an initial exercise price of $7.15 per share and (iii) 5-year common stock Series B Warrants to purchase an aggregate of 195,000 shares of common stock were issued to investors at an initial exercise price of $8.50 per share. The warrants described in this paragraph are not exercisable for a period of six months and one day after the issue date of such warrants and in no event will the exercise prices of such warrants be less than $6.15.

         On April 15, 2004, we sold to Provident Premier Master Fund Ltd. and Portside Growth and Opportunity Fund each (i) $1,250,000 in principal amount of 3-year, 6.5% fixed rate, Convertible Debentures that are convertible into shares of our common stock at an initial conversion price of $7.20 and (ii) 5-year common stock Warrants to purchase an aggregate of 37,500 shares of common stock at an initial exercise price of $9.00 per share. We sold to Manchester Securities Corp. (i) $2,500,000 in principal amount of 3-year, 6.5% fixed rate, Convertible Debentures that are convertible into shares of our common stock at an initial conversion price of $7.20 and (ii) 5-year common stock Warrants to purchase an aggregate of 75,000 shares of common stock at an initial exercise price of $9.00 per share. We sold to Gemini Master Fund, Ltd. (i) $50,000 in principal amount of 3-year, 6.5% fixed rate, Convertible Debentures that are convertible into shares of our common stock at an initial conversion price of $7.20 and (ii) 5-year common stock Warrants to purchase an aggregate of 1,500 shares of common stock at an initial exercise price of $9.00 per share. The warrants described in this paragraph are not exercisable for a period of six months and one day after the issue date of such warrants and in no event will the exercise prices of such warrants be less than $7.11.

         The sale of the debentures and the warrants, and the issuance of our common stock upon conversion of the debentures (or otherwise pursuant to terms of the debentures) and exercise of the warrants, were not and will not be registered under the Securities Act pursuant to the exemption from registration provided under Section 4(2) of the Securities Act.

         In addition, we will adjust the conversion price of the debentures and the exercise price of the warrants upon the occurrence of:

         (1) the subdivision or combination of our outstanding common stock;

         (2) the issuance of shares of our common stock as a dividend or distribution on our common stock;

         (3) the issuance of our common stock for no consideration or at a price per share that is less than the lowest of the exercise price or conversion price (as applicable) of the securities named above;

         (4) the issuance of securities convertible into our common stock at a conversion price per share that is less than the lowest of the exercise price or conversion price (as applicable) of the securities named above or such conversion price per share is changed thereafter to be less than the lowest exercise price or conversion price (as applicable) of the securities named above; and

         (5) the issuance of options, warrants or other rights to purchase or subscribe for our common stock, or securities convertible into our common stock, at an exercise price per share that is less than the lowest exercise price or conversion price of the securities named above or such exercise price per share is changed thereafter to less than the lowest exercise price or conversion price of the securities named above.

         (6) Notwithstanding the foregoing, no adjustment to the conversion price of the debentures and the exercise price of the warrants shall be made upon the issuance of any of the following:

                  - securities purchased under each of the Securities Purchase Agreements pursuant to which the debentures and warrants were issued;

                  - shares of our common stock issued to pay interest or satisfy the investors' Put Option (as described below) under the debentures

                  - securities issued upon conversion or exercise of such debentures or warrants;

                  - shares of our common stock issuable or issued to employees, consultants or directors from time to time upon the exercise of options, in such case granted or to be granted in the discretion of the Board of Directors pursuant to one or more stock option plans or restricted stock plans duly adopted by the Board of Directors of the Company;

                  - shares of our common stock issued in connection with any stock split, stock dividend or recapitalization of the Company;

                  - shares of our common stock or purchase rights issued in connection with the acquisition by the Company of any corporation or other entity as long as a fairness opinion with respect to such acquisition is rendered by an investment bank of national recognition;

                  - securities issued upon conversion of outstanding shares of our Series B 8% Convertible Preferred Stock;

                  - 361,800 shares and 100,000 options issuable to certain key personnel; and

                  - 1,226,391 shares issuable upon exercise of certain warrants and "investor options".

         In the event that we are a party to a merger, consolidation, business combination, tender offer, exchange of shares, recapitalization, reorganization, redemption or other similar event, as a result of which shares of our common stock shall be changed into the same or a different number of shares of the same or another class or classes of stock or securities or other assets of ours or another entity or we sell all or substantially all of our assets, the selling shareholders will be able to convert the convertible debentures into such other securities.

         In addition, if we declare or make any distribution of our assets (or rights to acquire our assets) to holders of our common stock as a partial liquidating dividend or otherwise (including any dividend or distribution to our shareholders in cash or shares (or rights to acquire shares) of capital stock of a subsidiary), the selling shareholders will be entitled to receive the distribution on an as-if-converted or exercised basis.

         The holders of the debentures have the right to require the repayment or conversion of up to (i) $8.75 million of the 6.5% Convertible Debentures issued February 12, 2004 and (ii) $4.19 million of the 6.5% Convertible Debentures issued April 15, 2004 earlier than maturity ("Put Option"). Following the date on which this registration statement is declared effective, the Put Option can be exercised in ten consecutive and equal monthly installments commencing the first full month, if this registration statement becomes effective on or prior to the fifteenth day of such calendar month, or the second full month, if this registration statement becomes effective later than the fifteenth day of such calendar month. Upon receipt of the debenture holders' intent to exercise the Put Option, we will have the irrevocable option to deliver cash or, if certain conditions set forth in the debentures are satisfied, common stock with respect to the Put Option. If we elect to pay the Put Option with common stock, the underlying shares will be valued at a 12.5% discount to the average trading price of OMNI common stock for the applicable pricing period, as defined in the debentures.

         The debentures bear interest on the unpaid principal amount at an annual rate equal to six and one-half percent (6.5%), payable quarterly. At our option, except as provided in the debentures and if certain conditions set forth in the debentures are satisfied, the interest may be paid, instead of in cash, in whole or in part, in shares of our common stock. If the interest is paid in shares of common stock, the shares will be valued at a 5% discount.

         We are registering for resale 5,012,237 shares of our common stock, which number of shares represents 150% of the number of shares that could initially be issued upon conversion of the debentures and exercise of the warrants. This number represents approximately 44.0% of the outstanding shares of our common stock as of May 31, 2004. Additional shares are being registered beyond those shares initially issuable upon conversion of the debentures and exercise of the warrants to cover additional shares that may be issuable upon
(i) conversion of the debentures due to adjustments of the conversion price,
(ii) issuances of shares as payment of interest due under the debentures, (iii) issuances of shares as payment upon exercise of the put option under the debentures and/or (iv) exercise of the warrants due to subdivision or combination of our common stock. The number of shares of our common stock issuable upon conversion of the debentures is limited to 19.99% of our total common stock outstanding prior to the issuance of the debentures and warrants unless shareholder approval is obtained or it is determined that approval is not required. No selling shareholder will be permitted to exercise the warrants or convert the debentures, if, upon such conversion or exercise, the number of shares of our common stock beneficially owned by such selling shareholder (other than those shares which would otherwise be deemed beneficially owned as provided in the debentures and warrants), would exceed 4.99% of the number of shares of our common stock then issued and outstanding.

         We agreed to file this registration statement to register shares for resale in recognition of the fact that the selling shareholders may wish to be legally permitted to sell their shares when they deem appropriate. We have agreed to prepare and file any amendments and supplements to the registration statement as may be necessary to keep the registration statement effective until
(i) the date that all of the shares covered by such registration statement have been sold pursuant thereto or pursuant to Rule 144 or (ii) the date on which all of the shares covered by this registration statement may be immediately sold to the public under Rule 144(k) or any successor provision, assuming that all of the shares issuable pursuant to the exercise of the warrants are issued by means of a cashless exercise of the warrants.

         Because the selling shareholders may offer all or some of their common stock from time to time, we cannot estimate the amount of common stock that will be held by any of them upon the termination of any particular offering. See "Plan of Distribution."

                              PLAN OF DISTRIBUTION

         The selling shareholders, their pledgees, donees, transferees or other successors in interest, may from time to time sell shares of our common stock directly to purchasers or indirectly to or through underwriters, broker-dealers or agents. The selling shareholders may sell all or part of their shares in one or more transactions at fixed prices, varying prices, prices at or related to the then-current market price or at negotiated prices. The selling shareholders will determine the specific offering price of the shares from time to time that, at that time, may be higher or lower than the market price of our common stock on the Nasdaq National Market.

         The selling shareholders and any underwriters, broker-dealers or agents participating in the distribution of the shares of our common stock may be deemed to be "underwriters" within the meaning of the Securities Act of 1933, and any profit from the sale of such shares by the selling shareholders and any compensation received by any underwriter, broker-dealer or agent may be deemed to be underwriting discounts under the Securities Act. The selling shareholders may agree to indemnify any underwriter, broker-dealer or agent that participates in transactions involving sales of the shares against certain liabilities, including liabilities arising under the Securities Act.

         Because selling shareholders may be deemed to be "underwriters" within the meaning of the Securities Act, the selling shareholders will be subject to the prospectus delivery requirements of the Securities Act. We have informed the selling shareholders that the anti-manipulative provisions of Regulation M promulgated under the Exchange Act may apply to their sales in the market. With certain exceptions, Regulation M precludes the selling shareholders, any affiliated purchasers, and any broker-dealer or other person who participates in such distribution from bidding for or purchasing, or attempting to induce any person to bid for or purchase any security which is the subject of the distribution until the entire distribution is complete. Regulation M also prohibits any bids or purchases made in order to stabilize the price of a security in connection with the distribution of that security.

         The method by which the selling shareholders, or their pledgees, donees, transferees or other successors in interest, may offer and sell their shares may include, but are not limited to, the following:

         - sales on the Nasdaq National Market, the over-the-counter market, or other securities exchange on which the common stock is listed at the time of sale, at prices and terms then prevailing or at prices related to the then-current market price;

         -        sales in privately negotiated transactions;

         -        sales for their own account pursuant to this prospectus;

         - through the writing of options, whether such options are listed on an options exchange or otherwise through the settlement of short sales;

         - cross or block trades in which broker-dealers will attempt to sell the shares as agent, but may position and resell a portion of the block as a principal in order to facilitate the transaction;

         - purchases by broker-dealers who then resell the shares for their own account;

         -        brokerage transactions in which a broker solicits purchasers;

         -        any combination of these methods of sale; and

         -        any other method permitted pursuant to applicable law.

         Any shares of common stock covered by this prospectus that qualify for sale under Rule 144 or Rule 144A of the Securities Act may be sold under Rule 144 or Rule 144A rather than under this prospectus. The shares of our common stock may be sold in some states only through registered or licensed brokers or dealers. In addition, in some states, the shares of our common stock may not be sold unless they have been registered or qualified for sale or the sale is entitled to an exemption from registration.

         The selling shareholders may enter into hedging transactions with broker-dealers or other financial institutions. In connection with such transactions, broker-dealers or other financial institutions may engage in short sales of our common stock in the course of hedging the positions they assume with selling shareholders. The selling shareholders may also enter into options or other transactions with broker-dealers or other financial institutions which require the delivery to such broker-dealer or other financial institution of the shares offered hereby, which shares such broker-dealer or other financial institution may resell pursuant to this prospectus (as supplemented or amended to reflect such transaction).

         To the extent required by a particular offering, we will set forth in a prospectus supplement or, if appropriate, a post-effective amendment, the terms of such offering, including among other things, the number of shares of common stock to be sold, the public offering price, the names of any underwriters, dealers or agents and any applicable commissions or discounts. In addition, upon being notified by a selling shareholder that a donee or pledgee intends to sell more than 500 shares, a supplement to this prospectus will be filed.

         To our knowledge, there are currently no plans, arrangements or understandings between any selling shareholder and any underwriter, broker-dealer or agent regarding the sale of shares of our common stock by the selling shareholders.

         In connection with the private placements of the debentures and the warrants held by the selling shareholders, we have undertaken registration rights covenants requiring us to register the shares of common stock offered hereby and issuable upon the conversion or exercise of such securities, under applicable federal and state securities laws under certain circumstances and at certain times.

         Our obligation to maintain a registration statement governing the shares registered for resale hereunder will terminate

                  - on the date that all of the shares covered by such registration statement have been sold pursuant thereto or pursuant to Rule 144; or

                  - on the date on which all of the shares covered by such registration statement may be immediately sold to the public under Rule 144(k) or any successor provision, assuming that all of the shares issuable pursuant to the exercise of the warrants are issued by means of a cashless exercise of the warrants.

         We are required to pay all fees and expenses incident to the registration of the shares. We have agreed to indemnify the selling shareholders against certain losses, claims, damages and liabilities, including liabilities under the Securities Act. We have been advised that, in the opinion of the SEC, indemnification for liabilities arising under the Securities Act is against public policy as expressed in the Securities Act and is, therefore, unenforceable.

         The selling shareholders will pay all fees, discounts and brokerage commissions in connection with any sales, including any fees to finders. We will pay all expenses of preparing and reproducing this prospectus, including expenses or compliance with state securities laws and filing fees with the SEC.

         Under applicable rules and regulations under Regulation M under the Exchange Act, any person engaged in the distribution of the common stock may not simultaneously engage in market making activities, subject to certain exceptions, with respect to the common stock for a specified period set forth in Regulation M prior to the commencement of such distribution and until its completion. In addition and without limiting the foregoing, the selling shareholders will be subject to the applicable provisions of the Securities Act and the Exchange Act and the rules and regulations thereunder, including, without limitation, Regulation M, which provisions may limit the timing of purchases and sales of shares of the common stock by the selling shareholders. The foregoing may affect the marketability of the common stock offered hereby.

         Each selling shareholder may be deemed to be an "underwriter" as such term is defined in the Securities Act, and any commissions paid or discounts or concessions allowed to any such person and any profits received on resale of the securities offered hereby may be deemed to be underwriting compensation under the Securities Act.

         Our common stock is quoted on the Nasdaq National Market under the symbol "OMNI."

         There can be no assurance that any selling shareholder will sell any or all of the common stock pursuant to this prospectus. In addition, any common stock covered by this prospectus that qualifies for sale pursuant to Rule 144 of the Securities Act may be sold under Rule 144 rather than pursuant to this prospectus.

                                  LEGAL MATTERS

         The validity of the shares of our common stock will be passed upon for us by Locke Liddell & Sapp LLP, Houston, Texas.

                                     EXPERTS

         The consolidated statements of income, cash flows and changes in equity and comprehensive loss of OMNI Energy Services Corp. and subsidiaries for the year ended December 31, 2001 incorporated by reference in this registration statement, have been audited by Arthur Andersen LLP, independent public accountants, as indicated in their reports with respect thereto, and are incorporated by reference herein. The consolidated balance sheets of OMNI Energy Services Corp. and subsidiaries as of December 31, 2002, and the related consolidated statements of operations, cash flows and changes in equity and comprehensive loss for the year ended December 31, 2002 incorporated by reference in this registration statement, have been audited by Ernst & Young LLP, independent auditor, as indicated in their report thereon incorporated by reference herein, and are incorporated by reference herein in reliance upon such report given on the authority of such firm as experts in accounting and auditing. After reasonable efforts, we have not been able to obtain the consent of Arthur Andersen LLP to the incorporation by reference into this registration statement of each respective party's audit report regarding such financial statements. Under these circumstances, Rule 437a under the 1933 Act permits this prospectus to be filed without a written consent from Arthur Andersen LLP. The absence of such written consent from Arthur Andersen LLP may limit a shareholder's ability to assert claims against Arthur Andersen LLP under Section 11(a) of the 1933 Act for any untrue statement of a material fact contained in the financial statements audited by Arthur Andersen LLP or any omissions to state a material fact required to be stated in the financial statements.

         The consolidated financial statements of OMNI Energy Services Corp. incorporated by reference in OMNI Energy Services Corp.'s Annual Report (Form 10-K) for the year ended December 31, 2003, have been audited by Fitts Roberts & Co., P.C., independent auditors, as set forth in their report thereon included therein and incorporated herein by reference. Such consolidated financial statements are incorporated herein by reference in reliance upon such report given on the authority of such firm as experts in accounting and auditing.

You should rely only on the information contained in this prospectus. We have not authorized anyone to provide prospective investors with different or additional information. This prospectus is not an offer to sell, nor is it seeking an offer to buy, these securities in any jurisdiction where the offer is not permitted. The information contained in this prospectus is correct only as of the date of this prospectus, regardless of the time of the delivery of this prospectus or any sale of these securities.

                                TABLE OF CONTENTS

                                                              PAGE
                                                              ----
Forward-Looking Statements...............................       2

Risk Factors.............................................       2

Where You Can Find
More Information.........................................       6

The Company..............................................       7

Recent Events............................................       7

Use of Proceeds..........................................       7

Selling Shareholders.....................................       8

Plan of Distribution.....................................      12

Legal Matters............................................      14

Experts..................................................      14

                                      OMNI
                                 ENERGY SERVICES
                                      CORP.

                                   PROSPECTUS

                                  COMMON STOCK
                                ($0.01 PAR VALUE)

                                ___________, 2004

                                     PART II

                     INFORMATION NOT REQUIRED IN PROSPECTUS

ITEM 14. OTHER EXPENSES OF ISSUANCE AND DISTRIBUTION.

         The fees and expenses payable by us in connection with the issuance and distribution of the common stock of OMNI Energy Services Corp. (the "Company") registered hereunder are as follows:

*Securities and Exchange Commission registration fee....    $   3,973
*Legal fees and expenses................................    $  10,000
*Accounting fees and expenses...........................    $   5,000
                                                            ---------
Total                                                       $  18,973
                                                            =========

         *Estimated

         The selling shareholders have not paid any portion of the registration expenses.

ITEM 15. INDEMNIFICATION OF DIRECTORS AND OFFICERS.

         As permitted by Louisiana law, the Company's Composite Articles of Incorporation contain certain provisions eliminating the personal liability of the directors and officers to the Company and its shareholders for monetary damages for breaches of their fiduciary duties as directors or officers, except for (i) a breach of a director's or officer's duty of loyalty to the Company or to its shareholders, (ii) acts or omissions not in good faith or that involve intentional misconduct or a knowing violation of law, (iii) dividends or stock repurchases or redemptions that are illegal under Louisiana law and (iv) any transaction from which he or she receives an improper personal benefit. In addition, the Amended and Restated Articles of Incorporation provide that if Louisiana law is amended to authorize the further elimination or limitation of the liability of a director or officer, then the liability of the directors or officers shall be eliminated or limited to the fullest extent permitted by Louisiana law, as amended. These provisions pertain only to breaches of duty by directors or officers in such capacities and limit liability only for breaches of fiduciary duties under Louisiana corporate law and not for violations of other laws such as the federal securities laws.

         The Company's By-laws require the Company to indemnify its directors and officers against certain expenses and costs, judgments, settlements and fines incurred in the defense of any claim, including any claim brought by or in the right of the Company, to which they were made parties by reason of being or having been directors and officers, subject to certain conditions and limitations.

         In addition, each of the Company's directors and executive officers has entered into an indemnity agreement with the Company, pursuant to which the Company has agreed under certain circumstances to purchase and maintain directors' and officers' liability insurance. The agreements also provide that the Company will indemnify the directors and executive officers against any costs and expenses, judgments, settlements and fines incurred in connection with any claim involving a director or executive officer by reason of his position as a director or executive officer that are in excess of the coverage provided by such insurance; provided that the director or executive officer meets certain standards of conduct. Under the indemnity agreements, the Company is not required to purchase and maintain directors' and officers' liability insurance if it is not reasonably available or, in the reasonable judgment of the Board of Directors, there is insufficient benefit to the Company from the insurance.

ITEM 16. EXHIBITS.

3.1 Composite Articles of Incorporation of the Company (incorporated herein by reference to Exhibit 3.1 to the Company's Annual Report on Form 10-K for the year ended December 31, 2000).

3.2 Articles of Amendment to the Articles of Incorporation of the Company (incorporated herein by reference to Exhibit 3.2 to the Company's Annual Report on Form 10-K for the year ended December 31, 2001).

3.3 Bylaws of the Company, as amended (incorporated herein by reference to Exhibit 3.2 to the Company's Quarterly Report on Form 10-Q for the quarter ended June 30, 2000).

4.1 Specimen Common Stock certificate (incorporated herein by reference to Exhibit 4.2 to the Company's registration statement on Form S-1, File No. 333-36561, originally filed with the Commission on September 26,
         1997).

4.2 Form of 6.5% Convertible Debenture dated as of February 12, 2004 among the Company and certain accredited investors (with attached schedule of parties and terms thereto) (incorporated herein by reference to the Company's Form 8-K, File No. 000-23383, originally filed with the Commission on February 13, 2004).

4.3 Form of Warrant to Purchase Common Stock dated as of February 12, 2004 among the Company and certain accredited investors exercisable at $7.15 per share (with attached schedule of parties and terms thereto) (incorporated herein by reference to the Company's Form 8-K, File No. 000-23383, originally filed with the Commission on February 13, 2004).

4.4 Form of Warrant to Purchase Common Stock dated as of February 12, 2004 among the Company and certain investors exercisable at $8.50 per share (with attached schedule of parties and terms thereto) (incorporated herein by reference to the Company's Form 8-K, File No. 000-23383, originally filed with the Commission on February 13, 2004).

4.5 Securities Purchase Agreement dated as of February 12, 2004, by and among the Company and certain accredited investors listed therein (incorporated herein by reference to the Company's Form 8-K, File No. 000-23383, originally filed with the Commission on February 13, 2004).

4.6 Registration Rights Agreement dated as of February 12, 2004, by and among the Company and certain accredited investors listed therein (incorporated herein by reference to the Company's Form 8-K, File No. 000-23383, originally filed with the Commission on February 13, 2004).

4.7 Amendment No. 1 to Registration Rights Agreement, dated as of April 12, 2004, by and among the Company and certain accredited investors listed therein (incorporated herein by reference to the Company's Form 8-K, File No. 000-23383, originally filed with the Commission on April 16,
         2004).

4.7 Form of 6.5% Convertible Debenture dated as of April 15, 2004 among the Company and certain accredited investors (with attached schedule of parties and terms thereto) (incorporated herein by reference to the Company's Form 8-K, File No. 000-23383, originally filed with the Commission on April 16, 2004).

4.8 Form of Warrant to Purchase Common Stock dated as of April 15, 2004 among the Company and certain investors exercisable at $9.00 per share (with attached schedule of parties and terms thereto) (incorporated herein by reference to the Company's Form 8-K, File No. 000-23383, originally filed with the Commission on April 16, 2004).

4.9 Securities Purchase Agreement dated as of April 15, 2004, by and among the Company and certain accredited investors listed therein (incorporated herein by reference to the Company's Form 8-K, File No. 000-23383, originally filed with the Commission on April 16, 2004).

4.10 Omnibus Amendment dated as of April 15, 2004, by and among the Company and certain accredited investors listed therein (incorporated herein by reference to the Company's Form 8-K, File No. 000-23383, originally filed with the Commission on April 16, 2004).

4.11 Amended and Restated Registration Rights Agreement dated as of April 15, 2004, by and among the Company and certain accredited investors listed therein (incorporated herein by reference to the Company's Form 8-K, File No. 000-23383, originally filed with the Commission on April 16, 2004).

5.1 Opinion of Locke Liddell & Sapp LLP regarding legality of securities being registered.*

23.1     Consent of Fitts Roberts & Co., P.C.

23.2     Consent of Ernst & Young LLP.

23.3     Consent of Locke Liddell & Sapp LLP (included in Exhibit 5.1).*

24.1 Power of Attorney (included in the Signature Page to this Registration Statement).


*    Previously filed.

ITEM 17. UNDERTAKINGS.

         (a)      The undersigned registrant hereby undertakes:

                  (1) To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement to include any material information with respect to the plan of distribution not previously disclosed in this registration statement or any material change to such information in this registration statement.

                  (2) That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

                  (3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

         (b) The undersigned registrant hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933, each filing of the Company's annual report pursuant to Section 13(a) or Section 15(d) of the Securities Exchange Act of 1934 that is incorporated by reference in this registration statement shall be deemed to be a new registration statement relating to the securities offered herein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

         (c) Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the SEC such indemnification is against public policy as expressed in the Securities Act of 1933 and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other that the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act of 1933 and will be governed by the final adjudication of such issue.

                                   SIGNATURES

         Pursuant to the requirements of the Securities Act of 1933, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-3 and duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in Carencro, Louisiana, on June 15, 2004.

                                       OMNI ENERGY SERVICES CORP.

                                       By: /s/ James C. Eckert
                                           ------------------------------
                                           James C. Eckert
                                           President and Chief Executive Officer

                                POWER OF ATTORNEY

         KNOW ALL MEN BY THESE PRESENTS, that each person whose signature appears below constitutes and appoints James C. Eckert his true and lawful attorney-in-fact and agent, with full power of substitution, for him and in his name, place and stead, in any and all capacities, to sign any and all amendments (including post-effective amendments) to this registration statement, and to file the same with all exhibits thereto, and other documents in connection therewith, with the Securities and Exchange Commission, granting unto said attorney-in-fact and agent full power and authority to do and perform each and every act and thing requisite and ratifying and confirming all that said attorney-in-fact and agent or his substitute or substitutes may lawfully do or cause to be done by virtue hereof.

         Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed by the following persons in the capacities and on the dates indicated.

      SIGNATURE                          TITLE                        DATE

 /s/ James C. Eckert          President, Chief Executive         June 15, 2004
 ---------------------        Officer and Chairman of the
   James C. Eckert                      Board

  /s/ G. Darcy Klug             Chief Financial Officer          June 15, 2004
  --------------------
   G. Darcy Klug

/s/ Deborah C. DeRouen         Chief Accounting Officer          June 15, 2004
----------------------
  Deborah C. DeRouen

/s/ Craig P. Rothwell                   Director                 June 15, 2004
----------------------
  Craig P. Rothwell

          *                             Director                 June 15, 2004
----------------------
  Michael G. DeHart

          *                             Director                 June 15, 2004
 ---------------------
   David A. Melman

          *                             Director                 June 15, 2004
 ---------------------
   Marshall G. Webb

          *                             Director                 June 15, 2004
 ---------------------
   Richard C. White


* /s/ James C. Eckert
 ---------------------
    James C. Eckert
   Attorney in Fact

                               INDEX TO EXHIBITS

3.1 Composite Articles of Incorporation of the Company (incorporated herein by reference to Exhibit 3.1 to the Company's Annual Report on Form 10-K for the year ended December 31, 2000).

3.2 Articles of Amendment to the Articles of Incorporation of the Company (incorporated herein by reference to Exhibit 3.2 to the Company's Annual Report on Form 10-K for the year ended December 31, 2001).

3.3 Bylaws of the Company, as amended (incorporated herein by reference to Exhibit 3.2 to the Company's Quarterly Report on Form 10-Q for the quarter ended June 30, 2000).

4.1 Specimen Common Stock certificate (incorporated herein by reference to Exhibit 4.2 to the Company's registration statement on Form S-1, File No. 333-36561, originally filed with the Commission on September 26,
         1997).

4.2 Form of 6.5% Convertible Debenture dated as of February 12, 2004 among the Company and certain accredited investors (with attached schedule of parties and terms thereto) (incorporated herein by reference to the Company's Form 8-K, File No. 000-23383, originally filed with the Commission on February 13, 2004).

4.3 Form of Warrant to Purchase Common Stock dated as of February 12, 2004 among the Company and certain accredited investors exercisable at $7.15 per share (with attached schedule of parties and terms thereto) (incorporated herein by reference to the Company's Form 8-K, File No. 000-23383, originally filed with the Commission on February 13, 2004).

4.4 Form of Warrant to Purchase Common Stock dated as of February 12, 2004 among the Company and certain investors exercisable at $8.50 per share (with attached schedule of parties and terms thereto) (incorporated herein by reference to the Company's Form 8-K, File No. 000-23383, originally filed with the Commission on February 13, 2004).

4.5 Securities Purchase Agreement dated as of February 12, 2004, by and among the Company and certain accredited investors listed therein (incorporated herein by reference to the Company's Form 8-K, File No. 000-23383, originally filed with the Commission on February 13, 2004).

4.6 Registration Rights Agreement dated as of February 12, 2004, by and among the Company and certain accredited investors listed therein (incorporated herein by reference to the Company's Form 8-K, File No. 000-23383, originally filed with the Commission on February 13, 2004).

4.7 Amendment No. 1 to Registration Rights Agreement, dated as of April 12, 2004, by and among the Company and certain accredited investors listed therein (incorporated herein by reference to the Company's Form 8-K, File No. 000-23383, originally filed with the Commission on April 16,
         2004).

4.7 Form of 6.5% Convertible Debenture dated as of April 15, 2004 among the Company and certain accredited investors (with attached schedule of parties and terms thereto) (incorporated herein by reference to the Company's Form 8-K, File No. 000-23383, originally filed with the Commission on April 16, 2004).

4.8 Form of Warrant to Purchase Common Stock dated as of April 15, 2004 among the Company and certain investors exercisable at $9.00 per share (with attached schedule of parties and terms thereto) (incorporated herein by reference to the Company's Form 8-K, File No. 000-23383, originally filed with the Commission on April 16, 2004).

4.9 Securities Purchase Agreement dated as of April 15, 2004, by and among the Company and certain accredited investors listed therein (incorporated herein by reference to the Company's Form 8-K, File No. 000-23383, originally filed with the Commission on April 16, 2004).

4.10 Omnibus Amendment dated as of April 15, 2004, by and among the Company and certain accredited investors listed therein (incorporated herein by reference to the Company's Form 8-K, File No. 000-23383, originally filed with the Commission on April 16, 2004).

4.11 Amended and Restated Registration Rights Agreement dated as of April 15, 2004, by and among the Company and certain accredited investors listed therein (incorporated herein by reference to the Company's Form 8-K, File No. 000-23383, originally filed with the Commission on April 16, 2004).

5.1 Opinion of Locke Liddell & Sapp LLP regarding legality of securities being registered.*

23.1     Consent of Fitts Roberts & Co., P.C.

23.2     Consent of Ernst & Young LLP.

23.3     Consent of Locke Liddell & Sapp LLP (included in Exhibit 5.1).*

24.1 Power of Attorney (included in the Signature Page to this Registration Statement).


*    Previously filed.